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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE           CONTACTS:    Jerry M. Ray, St. Joe, 904-858-2707
February 25, 1998                            Stephen Brown, ENTROS, 206-624-0057


                ST. JOE (NYSE: SJP) ACQUIRES 33 PERCENT OF ENTROS
ST. JOE EXPANDS LOCATION-BASED ENTERTAINMENT DIVISION WITH NEW GAME-BASED
                                    CONCEPT


         JACKSONVILLE, FLORIDA -- (FEBRUARY 25, 1998) -- St. Joe Corporation (NYSE:SJP) said today that it has acquired a 33 percent interest in ENTROS, a location-based entertainment company headquartered in Seattle, Washington, that creates and produces interactive games in club settings. A second division produces game-based programming for corporate events. ENTROS will establish clubs combining game play and dining under the name Game Factory Grills at locations across the country. ENTROS' first award-winning club opened in Seattle in 1993, and a second location is slated for opening in San Francisco in September. The Grills will offer participatory games and serve a distinctive menu complemented by an upscale bar. ENTROS will also expand its corporate events division that has organized game events involving as many as 500 executive-level participants for clients such as Microsoft, General Mills, Boeing, Nintendo, GTE and Cisco Systems. "ENTROS founders Stephen Brown and Andy Forrest have developed one of the most creative, original entertainment concepts I have seen for some time," said Peter S. Rummell, chairman and chief executive officer of St. Joe and former chairman and CEO of Walt Disney Imagineering. "Our investment in ENTROS reflects St. Joe's commitment to develop an innovative, location-based entertainment division that meets the growing demand for interactive leisure activities." Last month St. Joe announced an agreement in principle with the National Football League to build and operate National Football League entertainment centers, tentatively called NFLX, in a number of locations nationwide.


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         The ENTROS game-based entertainment concept is designed to engage large numbers of participants in social interaction through a unique mix of high technology and old-fashioned fun. ENTROS has staged its games at its Seattle location, online and at corporate events including product launches, trade shows and vendor meetings. "We consider our approach to entertainment to be revolutionary. Far more than computer and video games, our games include strategy, teamwork, physical involvement and friendly competition," said
Forrest. "We believe that technology does not have to be isolating, but rather with the correct focus, high-tech can be used to enhance social interplay."

         "ENTROS games are unique because there are no spectators. Everyone is involved, out of their chair, and in the action," adds Brown. "ENTROS games are created and built by our own team of GameMakers. All games are designed to bring people together in fun, physical, intelligent ways."

         St. Joe, a publicly held company based in Jacksonville, is Florida's largest private land owner and is engaged in commercial/industrial, community, resort, and location-based entertainment development. The company also has interests in timber and railroads.

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